Exhibit 16

March 4, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TTM Technologies, Inc. in Item 4.01(a) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of TTM Technologies, Inc. dated March 4, 2014. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 2020 Main Street Suite 400, Irvine, CA 92614

T: (949) 437 5200, www.pwc.com/